Exhibit 10.1

COMPROMISE AGREEMENT AND RELEASE

This COMPROMISE AGREEMENT AND RELEASE (the “Agreement”), dated as of August 21, 2007 (the “Separation Date”), by and between Stephen Burch (“Burch”) and Virgin Media Inc., a Delaware corporation (the “Company”).

WHEREAS, prior to the Separation Date, Burch was employed by the Company as its President and Chief Executive Officer pursuant to an Employment Agreement, dated as of December 15, 2005 (the “Employment Agreement”), and also served as a member of its Board of Directors (the “Board”);

WHEREAS, in the Employment Agreement, the Company agreed to grant to Burch a total of 1,125,000 shares of restricted common stock, $.01 par value per share, of the Company (the “Restricted Stock”);

WHEREAS, 250,000 shares of Restricted Stock have vested prior to the Separation Date (the “Vested Shares”), and 875,000 shares of Restricted Stock remain unvested or ungranted as of the Separation Date (the “Unvested Shares”);

WHEREAS, the Restricted Stock is governed by the terms of certain Restricted Stock Agreements between Burch and the Company (the “Restricted Stock Agreements”); and

WHEREAS, on the Separation Date, Burch has elected to resign his services to the Company and all of its subsidiaries and affiliates in all capacities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below (including, without limitation, the treatment of the Restricted Stock as provided herein), the parties hereto agree as follows:

1.             Resignation from All Positions.  Burch hereby acknowledges and confirms that his employment with the Company and any and all appointments he holds with the Company and any of its subsidiaries and affiliates, whether as an officer, employee, director, consultant, agent, or otherwise and including, without limitation, as a member of the Board, ceased on the Separation Date.  Burch understands and agrees that from and after the Separation Date he is no longer authorized to speak on behalf of, or incur any expenses, obligations or liabilities on behalf of, the Company or any of its subsidiaries or affiliates.  Burch hereby confirms that his resignation is not due to a “disagreement with the registrant” as such phrase is used in Form 8-K promulgated by the Securities and Exchange Commission.

2.             Services to the Company Following the Separation Date.

(a)           This Section 2 expressly modifies Section 7(g) of the Employment Agreement which is attached as Appendix B.

(b)           Burch agrees that, from and after the Separation Date until the six-month anniversary of the Separation Date (the “Services Period”), Burch shall make himself available to provide services to the Company, regarding the businesses and affairs of the Company and its affiliates (other than litigation involving the Company, which is addressed in Section 2(c) hereof) (the “Services”) on such dates and at such times as the Company may reasonably request.  The number of days that Burch shall make himself available to the Company to provide Services during the Services Period shall not exceed twenty.  The Services shall be commensurate with Burch’s status as a former Chief Executive Officer of the Company.  Burch shall receive no compensation for the Services other than as provided herein.  The parties understand and agree that Burch shall perform the Services as an independent contractor and not as an employee.

(c)           From and after the Separation Date, Section 7(g) of the Employment Agreement shall apply solely with respect to litigation involving the Company.

3.             Restriction on Services to Certain Other Persons; Modification of Section 9(b) of the Employment Agreement.

(a)           This Section 3(a) expressly modifies the definition of “Core Business” contained in Section 9(b)(i) of the Employment Agreement.  From and after the Separation Date, the “Core Business” shall consist solely of (w) owning or operating broadband or mobile communications networks for telephone, mobile telephone, cable television or internet services, (x) providing mobile telephone or fixed line telephone services, (y) providing television or internet services or (z) owning, operating or providing any content-generation services or television channels, in the case of each of (w) through (z), principally in the United Kingdom or Ireland.  For avoidance of doubt, subject to Section 3(c), nothing in this Agreement or the Employment Agreement shall prohibit or limit Burch’s ability to provide services to  any entity that competes with the Core Business, so long as (A) such entity has more than one discrete and readily distinguishable business unit, (B) Burch’s duties do not include management or supervision of  the business unit that competes with the Core Business, including, without limitation, serving in a capacity where any person responsible for  the Core Business reports to Burch and (C) if more than 25% of the revenue of such entity is derived from operations in the United Kingdom or Ireland, Burch notifies the Company of such employment prior to commencement of his employment with such entity.  Subject to Section 3(c), nothing in this Agreement or the Employment Agreement shall prohibit or limit Burch’s ability to provide services to any entity that engages in the Core Business solely in countries other than the United Kingdom or Ireland.

(b)           For avoidance of doubt, no provision of this Agreement shall be construed to enlarge or diminish the obligations of Burch under Section 9 of the Employment Agreement, other than Section 9(b)(i) thereof.

(c)           In order to assure equality of information of all potential counterparties in connection with any possible transaction relating to the strategic review previously announced by the Company, including the possible occurrence of a “Change in Control” (as defined in the Employment Agreement), Burch and the Company agree that, from and after the Separation Date until the earlier of (x) the first anniversary of the Separation Date and (y) the consummation of a Change in Control:

(i)            Burch shall not, directly or indirectly, initiate communication regarding the Company or a potential business transaction involving the Company (any such communication, a “Prohibited Communications”) with any person; provided, however, that this subsection shall not restrict any communication by Burch relating to his employment by a person who is not an “Adverse Party” (as defined below) so long as such communication is reasonably appropriate for purposes of securing such employment.  For purposes of this agreement, “Adverse Party” shall mean those persons or entities identified to Burch by the Company as potential counterparties to a Change of Control transaction, those persons or entities actually known to Burch to be potential counterparties to a Change of Control transaction, and those persons or entities publicly reported to be potential counterparties to a Change of Control transaction and for each of these three categories, their legal, financial or other advisers.  In the event that any Adverse Party initiates a Prohibited Communication with Burch, Burch shall immediately refer such person or entity to the General Counsel of the Company, and any further communications between such Adverse Party and Burch shall occur only upon such terms and conditions as the Company, in its sole discretion, determines.

(ii)           Burch shall not provide services in any capacity to any Adverse Party, unless (A) Burch’s services to such Adverse Party are completely unrelated to the Company or a potential business transaction with the Company, (B) Burch’s services to such Adverse Party are subject to the establishment of screening procedures reasonably satisfactory to the Company and designed to ensure that Burch has no Prohibited Communications and is in no way engaged with such Adverse Party’s activities relating to the Company, and (C) the Adverse Party agrees to enter into or amend any nondisclosure or other, similar agreement with the Company to safeguard against no Prohibited Communication between such Adverse Party and Burch.  In the event that Burch commences to provide services to a person or entity which is not an Adverse Party at the time such services commence but which subsequently becomes an Adverse Party, Burch shall, at the reasonable request of the Company, demonstrate that (I) Burch has had no Prohibited Communications with such person or entity during the entire period that he has provided services to such person or entity, and (II) the screening procedures required by subsection (ii) of this Section 3(c) have been in effect from the time that Burch knew or reasonably should have known that such person or entity has become an Adverse Party.

(d)           Since June 7, 2007, Burch has not communicated with any Adverse Party.

4.             Nondisparagement.  From and after the Separation Date, neither Burch nor the Company shall make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the other party.  In addition, Burch shall not make any statement that criticizes, ridicules, disparages or is otherwise derogatory of any of the Company’s current or former subsidiaries, affiliates, employees, officers, directors or stockholders.  For such purpose, statements by the Company shall mean (i) statements by the Company or any of its subsidiaries by press release or other formally released announcement and (ii) oral or written statements by the executive officers or directors of the Company or any of its subsidiaries, but shall not mean oral or written statements by any other person.

5.             Severance Payment.

(a)           So long as Burch executes and delivers this Agreement to the Company and does not revoke this Agreement within the time period provided in Section 7(g) hereof, Burch shall be paid a severance payment of $1,500,000 (the “Severance Payment”), to be paid within five days following the date on which the revocation period applicable to this Agreement has lapsed.  For avoidance of doubt, the payment of the Severance Payment shall in no event be conditioned on any act or omission to act by Burch (including any such act or omission to act that could constitute a breach of this Agreement or the Employment Agreement), other than the revocation of this Agreement by Burch.

(b)           For the avoidance of doubt, following the Separation Date, Burch shall receive all the benefits available to Burch under the Company’s applicable expatriate policy as a former employees of the Company, including, without limitation, tax equalization, relocation to the United States and continued medical benefits. Burch hereby acknowledges and agrees that he shall relocate to the United States on or before December 31, 2007.

(c)           Without duplication of any medical benefits to be provided under the applicable expatriate policy, the Company shall cause Burch and his spouse and dependents to be provided with medical coverage for six months following the Separation Date at the same cost to him as was in effect at the Separation Date

(d)           Following the Separation Date, the Company will take steps as may be necessary to assume responsibility for all costs associated with the  leases on any automobiles Burch has used in connection with his services to the Company.  In all events, Burch shall be entitled to continue to use all such automobiles until such time as Burch relocates to the United States.

6.             Retention of 250,000 Shares of Restricted Stock.  The parties agree that the Employment Agreement and the Restricted Stock Agreements are modified as follows:

(a)           As of the Separation Date, Burch shall:

(i)                                     retain all 250,000 Vested Shares of Restricted Stock;

(ii)                                forfeit 625,000 of the Unvested Shares and all rights thereto (whether granted or not as of the Separation Date); and

(iii)                             subject to Section 6(b), retain 250,000 Unvested Shares.

(b)           Notwithstanding his termination of employment and the terms of the Restricted Stock Agreements, Burch shall retain 250,000 Unvested Shares (the “Retained Restricted Stock”).  The Retained Restricted Stock shall vest and cease to be subject to transfer restrictions on the following dates (each, a “Lapse Date”):

(i)                                   as to 125,000 shares of Retained Restricted Stock, on the earlier of January 15, 2008 and the day on which a Change in Control occurs (but immediately prior to the occurrence of the Change in Control); and

(ii)                                as to 125,000 shares of Retained Restricted Stock, on the earlier of

March 15, 2008 and the day on which a Change in Control occurs (but immediately prior to the occurrence of the Change in Control);

in the case of each of clauses (i) and (ii), so long as, prior to the applicable Lapse Date, Burch has not breached any provision of this Agreement or Section 9 of the Employment Agreement (as modified hereby).

(c)           Any dispute between the Company and Burch over whether an alleged breach by Burch of any provision of this Agreement or Section 9 of the Employment Agreement (as modified hereby) results in Burch not being entitled to receive the Retained Restricted Stock on the dates provided in Section 6(b)(i) or 6(b)(ii) of this Agreement shall be resolved by arbitration in accordance with Section 8 hereof.

7.             Release of Claims.

(a)           In consideration of the Severance Payment and the retention of the Retained Restricted Stock as provided herein, Burch voluntarily, knowingly and willingly accepts the payments under this Agreement in full and final settlement of any claims which he has brought or could bring against the Company in relation to his employment or the termination of that employment and releases and forever discharges the Company and its affiliates, together with their respective officers, directors, partners, shareholders, employees and agents, and the officers, directors, partners, shareholders, employees and agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that he or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the execution of this Agreement by Burch.  The release being provided by Burch in this Agreement includes, but is not limited to, any rights or claims relating in any way to Burch’s employment relationship with the Company, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local law or judicial decision (U.S. and non-U.S.).including UK and European Union law for a redundancy payment or for remedies for alleged unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of holiday pay and breach of the Working Time Regulations 1998,  detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures, breach of the National Minimum Wage Act 1998 and compensation under the Data Protection Act 1998. The claims referred to in this clause do not include any claims in respect of personal injury resulting from negligence. Burch warrants and represents that, to the best of his knowledge and belief, he does not currently suffer from any physical or mental condition or ailment which was caused or contributed to by his employment with the Company. Burch warrants and represents to the Company that he is not aware of any facts or circumstances that may give rise to a claim against the Company or its officers or employees howsoever arising other than those claims specified in this clause. The waiver in this clause shall have effect irrespective of whether or not, at the date of this agreement, Burch is or could be aware of such claims or have such claims in his contemplation (including such claims which the Burch becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

(b)           Burch acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in Section 7(a).

(c)           Nothing herein shall be deemed to release (i) any of Burch’s rights to employee benefits to which Burch is entitled as a former employee of the Company and its affiliates, (ii) any of the employee benefits that Burch has accrued prior to the date this Agreement is executed by Burch under the employee benefit plans and arrangements of the Company or any of its affiliates, (iii) any rights of Burch under this Agreement, (iv) any rights to reimbursement of business expenses incurred prior to the Separation Date under applicable Company policy or (v) any claim for indemnification as provided under Section 10 of the Employment Agreement; provided, that Burch intends to release, and does hereby release, any right Burch may have to a pro rata bonus for 2007 under the Employment Agreement or applicable law.

(d)           In consideration of Burch’s release set forth in Section 7(a), the Company knowingly and willingly releases and forever discharges Burch from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him by reason of any matter, cause or thing whatsoever arising prior to execution of this Agreement by the Company; provided, however, that nothing herein is intended to release any claim the Company may have against Burch for any illegal conduct or conduct constituting gross negligence or willful misconduct in connection with his services to the Company in any capacity.

(e)                                  Burch represents and warrants to the Company that:

(i)                                     Prior to entering into this Agreement, he received independent legal advice from Jill Andrew of Archon Solicitors (the “Independent Adviser”), who has signed the certificate at Appendix A;

(ii)                                  Such independent legal advice related to the terms and effect of this Agreement and, in particular, its effect upon his ability to make any further claims in connection with his employment or its termination;

(iii)                               He has provided the Independent Adviser with all available information which the Independent Adviser requires or may require in order to advise whether he has any such claims; and

(iv)                              He was advised by the Independent Adviser that there was in force, at the time when he received the independent legal advice, a policy of insurance covering the risk of a claim by Burch in respect of losses arising in consequence of that advice.

(f)            The Company will contribute up to a maximum of $500 plus value added tax towards any legal fees reasonably incurred by Burch in obtaining independent legal advice regarding the terms and effect of this Agreement.  The contribution will be paid following the Company receiving from the Independent Adviser’s firm an appropriate invoice addressed to Burch and expressed to be payable by the Company.

(g)           Burch acknowledges that he has been offered the opportunity to consider the terms of this Agreement for a period of at least twenty-one days, although he may sign it sooner should he desire.  Burch further shall have seven additional days from the date of signing this Agreement to revoke his consent hereto by notifying, in writing, the Secretary of the Company.  This release of claims given by Burch herein will not become effective until seven days after the date on which Burch has signed it without revocation.  Subject to no revocation taking place, this Agreement will, upon signature by both parties and following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

8.             Arbitration.  Subject to the last sentence of this Section 8, any dispute arising out of or in connection with this Agreement or the Employment Agreement, including any question regarding their existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the LCIA, which Rules are deemed to be incorporated by reference into this Section 8.  The tribunal will consist of a single arbitrator mutually nominated by Burch and the Company and appointed by the LCIA, or, in the absence of an agreement by Burch and the Company within 10 days after the notice of the arbitration, selected by the LCIA.  The place of arbitration will be London, England.  The language to be used in the arbitration proceedings will be English.  The parties agree that the powers of the arbitral tribunal shall include the power under section 39 of the Arbitration Act 1996 to order on a provisional basis any relief which they would have the power to grant in a final award.  The arbitral tribunal shall not have the power (such powers being reserved to any court of competent jurisdiction) to order a party on an interim basis to do or refrain from doing anything.  The decision of the arbitral tribunal shall be final and binding on the Company and Burch.  All expenses associated with any arbitration commenced under this Section 8, other than the legal fees of the parties but including (without limitation) the reasonable expenses incurred by Burch in connection with the arbitration, shall be borne solely by the party that prevails in the arbitration (as determined by the arbitral tribunal).  The parties shall bear their own attorneys fees and expenses incurred in connection with the arbitration (including expert witness fees and expenses), except that, in the event that the arbitral tribunal determines that Burch did not breach any provision of this Agreement or Section 9 of the Employment Agreement (as modified hereby), the Company shall pay the attorneys fees and expenses incurred by Burch in connection with the arbitration.  Judgment upon the award rendered by the arbitral tribunal may be entered by any court having jurisdiction thereof.  All documents and proceedings in any arbitration pursuant to this Section 8 shall be confidential and all hearings shall be held in private, save to the extent necessary to enforce any award, to take confidential professional advice thereon or in connection with, or to comply with any requirement of any lawful authority. No public statement shall be made with regard to any arbitral proceedings save to the extent agreed between the Parties.  This Section 8 shall not preclude Burch or the Company from seeking injunctive relief, specific performance or other, provisional remedies from a court of appropriate jurisdiction in the event of the breach or alleged breach of this Agreement or Section 9 of the Employment Agreement (as modified hereby).

9.             Voluntariness.  Burch acknowledges and agrees that he is relying solely upon his own judgment in deciding whether to execute this Agreement (after having obtained legal advice as provided herein); that Burch is over eighteen years of age and is legally competent to sign this Agreement; that Burch is signing this Agreement of his own free will; that Burch has read and understood this Agreement before signing it; and that Burch is signing this Agreement in exchange for consideration that he believes is satisfactory and adequate.

10.           Complete Agreement/Severability.  This Agreement and the Employment Agreement (as modified hereby) constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  Except as provided in the next following sentence or as provided for in the Employment Agreement, all provisions and portions of this Agreement are severable.  If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by Burch herein is challenged by Burch or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, (x) the Company shall have no obligation to provide the Severance Payment, and (y) the Retained Restricted Stock shall be forfeited.

11.           Return of Company Property.  Burch confirms that, except as expressly provided in this Agreement, he has returned all property belonging to the Company or any of its affiliates, including all correspondence, memoranda, reports, customer lists, files, books, working papers and any other documents, databases, computer disks or tapes (in each case whether originals, copies or extracts), keys, and any other property belonging to the Company or any of its affiliates and prepared by Burch or which came into his possession, custody or control in the course of his employment. Burch confirms that he shall not retain any of the items or copies of such items.

12.           Notices.  Notices with respect to this Agreement shall be provided in the same manner as set forth in Section 11(b) of the Employment Agreement.

13.           Compliance. Burch and the Company acknowledge that the conditions regulating compromise agreements including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006, the National Minimum Wage Act 1998 have been satisfied in respect of this Agreement.

14.           No Waiver.  The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

15.           No Assignment.  This Agreement shall be binding upon any and all successors and assigns of Burch and the Company.  Burch may not assign this Agreement.

16.           Withholding.  Any payment or benefits to be paid or provided pursuant to this Agreement shall be subject to any and all applicable withholding taxes or other amounts required by law to be withheld.

17.           Binding Agreement. Subject to Section 7(g), although this Agreement is marked “Without Prejudice”, it will, upon signature by both parties, be treated as an open document evidencing a binding agreement.

18.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of England and Wales, without reference to the principles of conflict of laws.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, but will not take effect until each party has executed at least one counterpart.  Each counterpart will constitute an original, but all the counterparts together will constitute a single agreement.

20.           References.  References to Sections refer to Sections of this Agreement unless otherwise specifically provided.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Separation Date.

VIRGIN MEDIA INC.

/s/ Stephen Burch	/s/ Bryan H. Hall
Stephen Burch	Name:	Bryan H. Hall
	Title:	Secretary

APPENDIX A

INDEPENDENT ADVISER’S CERTIFICATE

I, Jill Andrew, certify that Stephen Burch (“Burch”) has received independent legal advice from me as to the terms and effect of this agreement in accordance with the provisions of the Employments Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998.

I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practicing certificate.  My firm, Archon Solicitors, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by Burch in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms of this agreement.

Signed:	/s/ Jill Andrew

Date:	21.8.07

APPENDIX B

EMPLOYMENT AGREEMENT

[Intentionally omitted. Previously filed as Exhibit 10.1 to the Current Report on Form 8-K of NTL Incorporated (now known as Virgin Media Holdings Inc.) as filed with the Securities and Exchange Commission on December 21, 2005.]